EXHIBIT 10.6

Friedhelm Blobel, Ph.D.

Executive Director

CONFIDENTIAL

February 22, 2013

Hong Zhao

30 F Shanghai Times Square

No. 93 Huai Hai Zhong Road

Shanghai 200021

China

Dear Mr. Zhao,

Referring to the offer letter dated February 22, 2013 to join SciClone Pharmaceuticals as CEO China Operations, I am pleased to offer you also a Sign-On Bonus in the amount of RMB 300,000 (three hundred thousand RMB). This Sign-On Bonus will be paid with the first regular payroll less applicable withholding taxes.

Although this bonus will be paid at the time noted, it will not be fully earned until the first anniversary of your employment start date. Should you voluntarily terminate your employment prior to the first anniversary of your employment start date, you shall be required to repay as of your termination date the full amount of the Sign-On Bonus.

Sincerely,

/s/ Friedhelm Blobel
Friedhelm Blobel, Ph.D. Executive Director
For and on behalf of NovaMed Pharmaceuticals (Shanghai) Co., Ltd. and its affiliates